Exhibit 10.2

Construction Contract Agreement

Ordering:                                            (hereinafter referred to as “A”)

Contractor: Lead Real Estate Co., Ltd (Hereinafter referred to as “B”)

The Construction Contract Agreement (hereinafter referred to as the “Agreement”) shall be concluded as follows in accordance with this Agreement.

1.	[Work Name]: ________________________________________

2.	[Construction site]: _____________________________________

3.	[Contents of D]:

Structure: ____________________________

4.	[Construction period]:

Construction: Expected on [●], Complete: Expected on [●]

5.	[Time of Delivery]: Expected on [●]

6.	[Contract price]:

[●]

7.	[Equipment Burden Charge]:

[●]

8.	[Method of Payment]:

※A will pay the following amount

When this contract is concluded: [●]

Partial amount:

First time: [●]

Second time: [●]

When finished:

[●]

9.	[General Provisions]:

(1)	A and B shall cooperate with each other to protect confidence and sincerely perform the Contract.

(2)    B shall complete the work and deliver the subject matter of the contract to A pursuant to the Contract, and A shall pay the contract price.

(3)    Any matters not specified in the drawings or specifications shall be determined after due consultation between both parties.

(4)    To the extent specified by B inside and outside the premises hereunder, where A is able to select the color or mold, B shall be entitled to choose according to Exhibit “Building Rulebook”.

10    [Construction change]: With respect to the arrangement in the event of a change in the contract price or period A due to a change in the construction contents, etc., Appendix

11.   [Extension of D]: B shall be entitled to apply to A for an extension of the term of, due to reasons not attributable to B, such as natural disasters, long-term rainy weather, etc., by submitting a written document stating the reason why the extension of term of. In addition, A is shown in the Exhibit “Building Drawing. In the event of a delay in the final determination date of the Delivery Flow, a memorandum of understanding for the extension of the delivery time stipulated by B shall be concluded in accordance with the Exhibit “Building Rulebook.”

12.   [Risk of loss]: Until the completion of the delivery of the Building to A, B shall bear the damage to the subject matter of the Contract, construction materials, and other works, as well as the risk of damage to a third party, fire-related damage, and other damages, at B’s responsibility and expense.

13.   [Additional construction]: Arrangements for additional works shall be governed by the Exhibit “Building Rulebook”. Note, however, that orders other than in writing shall be null and void, and the purchase order shall be executed after the estimated amount has been fixed, and the invoiced amount shall be paid to B by A at the time of settlement of the building.

14.   [Confirmation of external structures]: A shall acknowledge that poles and support lines related to electricity and telephone lines to be supplied to the mainland may be relocated or newly installed from the adjacent roads during the construction process of the Contract, and that the location of the garbage dumps is undefined at present.

15.   [Dispute Resolution]: In the event of a dispute arising under this Agreement, A and B shall select an arbitrator approved by the other party from both parties or the other party and request the arbitrator to arbitrate the dispute, or shall apply for mediation, mediation, and arbitration from either party or A and B to the Central or Prefectural Board of Review of Construction Work Disputes as stipulated in the Construction Business Law. Notwithstanding the provisions of this clause, litigation shall not be instituted by either party.

16.	[Warranty]:

(1)    Upon completion of delivery of the Building, if A discovers that the Building does not conform to the provisions of the Contract with respect to the type, quality or quantity of the Building, it shall notify B in writing of the content of the nonconformity and the reason for the determination of the nonconformity, and shall consult with B as required.

(2)    In the event of the foregoing, A may request B to complete the repairs or otherwise (hereinafter referred to as “Repair J”) for a reasonable period of time. B is unreasonably negative for A. As being capable of completing in a manner differing from the manner required by A if not imposing the burden Yen Pay to B as follows.

(3)	Even in case (1), A shall not be entitled to claim a reduction of compensation from B.

(4)   If the non-conformity in (1) is due to a reason attributable to the responsibility of A, A ruler in (2) cannot be requested for repair, etc.

(5)   The provisions of paragraphs (2) and (3) shall not preclude A from claiming damages against B or exercising the right to cancel.

(6)   Claims, claims for damages or exercise of the right to cancel in paragraph(1) shall be made within two years from the date of completion of delivery of the Premises. This shall be limited to the case where the notice stipulated in (1) has been given. Provided, however, that the Law Concerning the Promotion of Quality Assurance of Housing shall stipulate by cabinet ordinance as the main part of the structural strength of the housing or the part preventing the intrusion of rainwater. In the event of any latent defect with respect to the Property, the party shall be liable for defect warranty only within ten years from the date of completion of delivery of the Property.

(7)   Notwithstanding the provisions of (6), B shall not be liable in the event the nonconformity or defect is caused by any cause, natural disaster or other force majeure that is not attributable to B arising after the delivery of the Property.

17.	[Cancel]:

(1)    A or B can terminate this Agreement, in whole or in part, immediately in the event the other party fails to perform its obligations set forth in this Agreement or fails to remedy the breach despite written notice for a reasonable time.

(2)    A or B can terminate this Agreement, in whole or in part, without any notice, irrespective of whether or not there is any cause attributable to it in the event that the other party falls under any of the following items

①When you have stopped paying or become unavailable.

②When a petition for bankruptcy, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation proceedings, or other legal liquidation proceedings has been filed or a petition for such proceedings has been filed.

③When a petition for provisional seizure, seizure, auction, etc. has been filed.

④Where the person has been subject to a preservative seizure for failure to pay taxes and other public charges.

⑤Involvement of an anti-social force in the business or management of A or B, or admission of such person to or from the business location.

⑥When any event similar to any of the preceding items has occurred.

18.	[Delay in performance penalty]:

(1)Delivery of the Subject Matter is made by the “time of delivery” stipulated herein for any reason attributable to B. If not, A shall be entitled to charge B a penalty in the amount calculated at the rate of 10% per annum for the contract price according to the number of days of delay. Provided, however, that if A and B has concluded the “Memorandum for Extension of Delivery Time” attached to the Exhibit “Building Rulebook,” the date of delivery of the building specified in the “Memorandum for Extension of Delivery”. A penalty in the amount calculated at the rate of 10% per annum for the contract price shall be contracted according to the number of days delayed.

(2)If A fails to complete payment of the contract price at the “time of delivery” stipulated in this Agreement, B shall be entitled to charge A a penalty in the amount calculated at the rate of 10% per annum for the amount of the late payment, according to the number of days delayed. Provided, however, that a memorandum of understanding for the extension of the time of delivery, attached to Exhibit “Building Rulebook” shall be issued between A and Y.

Payment, if executed, according to the number of days delayed from the date of delivery of the building specified in the “Memorandum of Extension of Delivery”. The Company shall be entitled to charge a penalty in the amount calculated at the rate of 10%

(3)In the event of the delay of A as set forth in paragraph 2 of this Article, B shall be entitled to refuse to deliver the subject matter of the contract. In such cases, the subject matter of the contract notwithstanding that B managed the property with the same care as its own. Damages incurred and expenses specifically incurred by B for control shall be borne by A.

19.	[Special Clause]:

(1)    This Agreement has been prepared in accordance with the Exhibit “Building Rule Book” and the procedures for building plan discussions and selection methods such as color select after the conclusion of this Agreement shall be described in the “Building Rule Book.”

(2)    Upon execution of this Agreement, A shall receive an explanation of the Building Rulebook attached hereto and sign and affix his/her seal thereto.

(3)    In the event that there are any special agreements between A and B during the period from the building presentation to the conclusion of this Agreement, A and B shall execute such agreements in writing attached hereto or affix their seals to the agreements entered into hereunder by the time of the conclusion of this Agreement.

(4)    B shall bear the cost of water supply, sewerage, gas, and electricity withdrawal work, design confirmation application, off-building construction, ground inspection, and ground improvement related to the Building.

(5)    No new boundary fences shall be installed on the boundary with the adjacent land in the condominium. In the event the Owner installs the boundary fence after delivery of the Building, the location, specifications, and maintenance shall be determined after due consultation with the Owner of the neighboring land.

(6)	B shall obtain an inspection certificate for the Building as stipulated in the Building Standards Law.

(7)   The type of car to be parked in the garage space for this property shall be as determined by A. Use may be restricted due to road conditions up to the Property or may be required to be turned off when entering or leaving the Property.

(8)    When moving or carrying in, luggage may have to be carried in from the window, and it may not be possible to carry in due to the size and shape of the building.

(9)    A shall acknowledge that the separation between the relevant premises and the border is less than the provisions of the Civil Code. In addition, it shall be acknowledged that outdoor units may be installed after mutual confirmation beyond the boundary.

(10)  B shall disclose or deliver a copy of the decorative drawings, documents, and other materials relating to the Building and the Works without delay upon request by an agent of A or A.

(11)  A shall bear the heading registration fee and the building preservation registration fee for the Building. In addition, there may be a difference between the indicated area and the construction area due to the Real Estate Registration Law at the time of the building heading registration.

(12)  A shall deliver to the Seller-designated judicial scrivener in advance a “Memorandum of Understanding on Documentary Deposit” to cancel the Heading Registration of the Building in the Purchaser’s name in preparation for the termination of this Agreement.

(13)  A shall sign and affix his/her seal to ITloan Corporation, a group company of ITbook Holdings, on the final date and time of the building and deliver the “Letter of Acceptance of Assignment of Claims! ” to obtain the housing completion guarantee to be taken at the expense of B.

(14)  The procedure for registration of the Building shall be a judicial scrivener or land and house inspector designated by B.

(15)  Fire-insurance coverage for the Building shall be obtained from a contractor designated by B. (16)The revenue stamp affixed to this Agreement shall be borne by A who owns the original.

(17)  Since the building is scheduled to be constructed in succession in this land, construction may be carried out in other areas even after the delivery of this property. Be aware of the possibility of noise, vibration, odor, dust, etc. generated during construction work.

(18)  The Building Plan is scheduled to be constructed without blindfolding in windows, etc., but in the event the neighboring area of the Land for sale requests the installation of blindfolds, etc., A shall agree to install blindfolds, etc. and construct the Building at its own expense.

(19)  A shall approve the posting of examples of actual photography and B on the website of B inside and outside the Building and the use of information during the construction period with regard to the Building.

※One copy of this contract is prepared as a certificate of this contract, and after both sides stamp the name, The original shall be in the possession of the Owner and a copy thereof by the Contractor.

Orderer (A):Address:
Name: